Origin Materials, Inc. Reports Operating and Financial Results for Fourth Quarter and Full Year 2024

– On Track for Eight CapFormer Lines in 2025, Ramping to 2026 Revenue Expectation of $110M to $140M –
– Projecting Run-Rate EBITDA Positive in 2026 –
– Arranging Debt Financing to Ramp Manufacturing Capacity and Maintain Healthy Cash Floor, No Additional Equity Capital Anticipated –

WEST SACRAMENTO, CA., March 13, 2025 – Origin Materials, Inc. (“Origin,” “Origin Materials,” or the “Company”) (Nasdaq: ORGN, ORGNW), a technology company with a mission to enable the world’s transition to sustainable materials, today announced financial results for its fourth quarter and full year ended December 31, 2024.

“This year was transformational for Origin and Q4 was an inflection point for our caps and closures business,” said Origin CEO and Co-Founder John Bissell. “In 2024 we introduced the world to the first fully recyclable 100% PET cap. In Q4, we finished fabrication of our first PET cap manufacturing line and have since turned on commercial production. In February 2025, we announced three new CapFormers are nearing completion, and we expect them to complete factory acceptance testing during Q2. We also confirmed we expect to have eight CapFormer lines online by the end of 2025. Simply put: We are deploying CapFormers as fast as practical to address the substantial and growing customer demand for our products. Our team is now laser focused on Origin’s transformation into a closures manufacturing organization with healthy revenue and margins. In recent weeks we have made millions of caps, many of which are now in the hands of some of the largest and most famous brands in the world to continue their qualification procedures and although these qualification shipments will not count as sales, they do demonstrate significant and important commercial pull-through. We look forward to naming customers in the weeks or months ahead. Many customers prefer to make an announcement as they draw nearer to having their products with Origin caps on shelves, which we anticipate taking place in Q3 or potentially as soon as late Q2.”

Bissell added: “As we stand up manufacturing, continuous improvement is the rule.” Forthcoming lines are expected to incorporate Origin design modifications to increase throughput and result in superior unit economics. To reiterate and expand on our previous guidance: we expect gross margins for caps in the mid double-digits and capital cost per line to end up in the mid-single digit millions. To further improve margins, we may also choose to acquire PET extruders for installations where we believe vertical integration is optimal versus renting extrusion or purchasing sheet from our manufacturing partners. We anticipate the payback period for the average CapFormer line, separate from any extruders, to be less than 18 months. We plan to stand up additional Origin CapFormer lines at a roughly similar pace to our 2025 deployment in 2026, accelerating as capital allows. We also expect full-year 2026 revenue of $110M to $140M, separate from potential licensing revenue.”

Lastly, Origin is updating guidance for expected profitability timing primarily due to a delayed start to line 1 commercial production and the subsequent impact on timing for lines 2 through 8: We now expect to achieve EBITDA positive results on a run-rate basis by the end of 2026, updated from the first half of 2026. Bissell continued: “The fundamentals of our business are strong, including substantial demand for the product, high barriers to entry, and strong strategic interest in Origin across customers and partners. We are increasingly in the enviable position of having indicative demand that significantly exceeds our fulfillment capability for several years to come. Our bigger challenge is to bring supply online as fast as practical to better meet demand and gain market share. We continue to make strides pursuing the opportunity to convert a meaningful amount of market share in the $65B annual caps and closure market to Origin’s PET caps.”

Company Fourth Quarter and Recent Business Highlights
Origin Materials reported quarterly revenue of $9.2 million generated by the Company’s supply chain activation program. The Company also made significant progress in commercializing its caps and closures business.

▪We announced the commencement of PET cap commercial production. We expect our first CapFormer line, in Reed City, Michigan, to produce hundreds of millions of PET caps each year. With the commencement of line 1 production, we anticipate many strategic benefits will be open to us, including more favorable equipment financing terms, more demand for our products, and increased interest in licensing.
▪We confirmed that three new CapFormer lines are nearing completion, maintaining our target of having eight lines online by the end of 2025. These new systems will be completed and rolled out on a staggered basis. We have also successfully expanded our CapFormer manufacturing relationships in order to ensure redundancy and additional capacity.
▪We are providing more information on timing to revenue realization. Following commencement of commercial production mid-February we have increased our ability to perform customer qualification. We expect to begin realizing caps revenue in earnest concurrently with our next three lines commencing production and customer order fulfillment during Q3, with meaningful revenue generation by Q4 of this year and a strong 2025 exit revenue run-rate. Similarly, we expect the first products with Origin caps to appear on shelves in Q3 2025 or potentially as early as late Q2 2025.
▪We are in the process of securing debt financing to fund our capital equipment build-out and working capital needs to maintain a healthy minimum cash floor at all times. The expected short payback period per line makes for an attractive financing opportunity for lenders, and we are curating a number of financing proposals for all lines we have on order and in production. We do not anticipate needing to raise equity capital to finance our growth.
▪We significantly enhanced our IP portfolio, deepening Origin’s technology advantage. Our patent portfolio now comprises over 70 issued patents, as well as dozens of pending applications. In January 2025, five applications published covering single and double-walled closures, knurled and threaded closures, and methods of making our closures via thermoforming. Origin’s IP lets us make a new, lighter, better-performing cap than our competitors can make, using a proprietary CapForming method our competitors can't duplicate.

Results for Fourth Quarter and Full Year 2024
Cash, cash equivalents and marketable securities were $102.9 million as of December 31, 2024.
Revenue for the fourth quarter was $9.2 million compared to $13.1 million in the prior-year period, generated by the Company’s supply chain activation program.

Revenue for the full year was $31.3 million compared to $28.8 million in the prior-year period, generated mainly by the Company’s supply chain activation program.
Operating expenses for the fourth quarter were $16.2 million compared to $19.8 million in the prior-year period, a decrease of $3.6 million consisting primarily of a $2.7 million decrease in research and development expenses and a $1.3 million decrease in general and administrative expenses.

Full year 2024 operating expenses were $85.3 million compared to $60.1 million in the prior-year period, an increase of $25.2 million driven primarily by $15.2 million in non-cash impairment charges, a $5.4 million increase in general and administrative expenses, a $7.4 million increase in depreciation expenses driven by Origin 1 coming online during the fourth quarter of 2023, partially offset by a $2.8 million decrease in research and development expenses. A significant portion of costs incurred during the year of 2023 were capitalized as part of the development of Origin 1, whereas the costs to operate and maintain the plant are included in general and administrative expenses in 2024.

Net loss was $13.5 million for the fourth quarter compared to $10.4 million in the prior-year period. Full year 2024 net loss was $83.7 million compared to net income of $23.8 million in the prior-year period, a decrease of $107.5 million driven primarily by $25.2 million increase in total operating expenses, a $32.8 million decrease in fair value of common stock warrants liability, and a $41.7 million decrease in fair value of earnout liability.

Adjusted EBITDA loss was $11.1 million for the fourth quarter compared to $11.0 million in the prior-year period. Full year 2024 Adjusted EBITDA loss was $48.4 million compared to $41.6 million in the prior-year period.

Shares outstanding as of December 31, 2024 were 148.6 million including 3.0 million shares that are subject to forfeiture based on share price performance targets previously disclosed in our filings.

For a reconciliation of non-GAAP figures to the applicable GAAP figures, please see the table captioned ‘Reconciliation of GAAP and Non-GAAP Results' set forth at the end of this press release.

Webcast and Conference Call Information
Company management will host a webcast and conference call on March 13, 2025, at 5:00 p.m. Eastern Time, to discuss the Company's financial results.

Interested investors and other parties can listen to a webcast of the live conference call and access the Company’s quarterly update presentation by logging onto the Investor Relations section of the Company's website at https://investors.originmaterials.com/.

The conference call can be accessed live over the phone by dialing +1-844-481-2515 (domestic) or +1-412-317-0644 (international). A telephonic replay will be available approximately three hours after the call by dialing 1-844-512-2921, or for international callers, +1-412-317-6671. The conference ID for the live call and pin number for the replay is 10197107. The replay will be available until 11:59 p.m. Eastern Time on March 20, 2025.

About Origin Materials, Inc.
Origin is a technology company with a mission to enable the world’s transition to sustainable materials. Our innovations include PET caps and closures that bring recycling circularity and enhanced performance to a ~$65 billion market, specialty materials, and our patented biomass conversion platform that transforms carbon into sustainable materials for a wide range of end products. For more information, visit www.originmaterials.com.
.

Contacts
Origin Materials
Investors:
ir@originmaterials.com

Media:
media@originmaterials.com

Non-GAAP Financial Information
To supplement the Company’s financial results presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"), the Company also uses non-GAAP financial measures, including Adjusted EBITDA, as supplemental measures to review and assess the Company’s operating performance. Adjusted EBITDA is defined as net income or loss adjusted for (i) stock-based compensation, (ii) depreciation and amortization, (iii) impairment of assets, (iv) investment income, (v) interest expenses, (vi) change in fair value of derivatives, (vii) change in fair value of common stock warrants liability, (viii) change in fair value of earnout liability, (ix) other expenses (income), net, (x) income tax expenses (benefits) and (xi) cash severance.

The Company believes that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that the Company does not expect to continue at the same level in the future, as well as other items that are not core to the Company’s operations. Further, the Company believes Adjusted EBITDA provides a meaningful measure of operating profitability because the Company uses it for evaluating the Company’s business performance, making budgeting decisions, and comparing performance against that of other peer companies using similar measures.

Non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. These non-GAAP financial measures have limitations as analytical tools, and when assessing the Company’s operating performance, investors should not consider them in isolation. In addition, calculations of this non-GAAP financial information may be different from calculations used by other companies, and therefore comparability may be limited.

The Company mitigates these limitations by reconciling the non-GAAP financial measures to the most comparable U.S. GAAP performance measures, all of which should be considered when evaluating our performance.

For more information on Adjusted EBITDA, please see the table captioned “Reconciliation of GAAP and Non-GAAP Results” set forth at the end of this press release.

Cautionary Note on Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “project,” “potential,” “seem,” “seek,” “target,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Origin’s business strategy, anticipated customer demand, revenue potential, near-term and long term revenue potential of caps and closures, the projection that Origin will achieve positive EBITDA results by the end of 2026, the estimated output and unit economics of Origin’s CapFormer lines, pace and anticipated timing of bringing Origin’s CapFormer lines online and anticipated revenue generated from such systems, the average payback period for Origin’s CapFormer lines, anticipated timing of commercializing Origin’s products and delivering those products to customers, anticipated benefits resulting from Origin’s commencement of commercial production, including the availability of favorable equipment financing terms and increases in product and licensing demand, estimated total addressable market, anticipated benefits of and demand for Origin’s potential products, ability to convert MOUs and other potential customer interest into revenue, commercial and operating plans, product development plans and announcements of such plans, expectations about Origin’s future financing arrangements, including Origin’s ability to enter into financing arrangements on favorable terms, expectations about whether Origin will raise equity capital in the future, and anticipated growth and projected financial information. From time to time, the Company discloses approximate levels of customer demand based on information received from current and potential customers as to amounts of product they wish to purchase at a certain price over a certain term in the future. The Company does not discount such indications of customer demand by the likelihood of their conversion to actual revenue or the time until such conversion. Some customers may overstate the amount of product they wish to purchase and one should not assume that demand figures disclosed by the Company will necessarily translate into comparable levels of revenue. The forward-looking statements are based on various assumptions, whether or not identified in this press release, and on the current plans, objectives, estimates, expectations, and intentions of the management of Origin and are not predictions of actual performance and inherently involve significant risks and uncertainties. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Origin. These forward-

looking statements are subject to a number of risks and uncertainties including, but not limited to, the fact that Origin may be unable to successfully commercialize its products; the effects of competition on Origin’s business; the uncertainty of the projected financial information with respect to Origin; disruptions and other impacts to Origin’s business. Other factors that could adversely affect the Company’s operations include those discussed in Origin’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 13, 2025 under the heading “Risk Factors,” and other documents Origin has filed, or will file, with the SEC. These filings, when available, are available on the investor relations section of our website at investors.originmaterials.com and on the SEC’s website at www.sec.gov. If any of these risks materialize or Origin’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks of which Origin does not presently know, or that Origin currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Origin undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required under applicable law. These forward-looking statements should not be relied upon as representing Origin’s assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

ORIGIN MATERIALS, INC.
CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$56,307	$75,502
Marketable securities	46,613	82,761
Accounts receivable and unbilled receivable, net of allowance for credit losses of $1,230 and $0, respectively	19,179	16,128
Other receivables	2,526	3,449
Inventory	866	912
Prepaid expenses and other current assets	2,401	8,360
Land held for sale	11,282	—
Total current assets	139,174	187,112
Property, plant, and equipment, net	203,919	243,118
Operating lease right-of-use asset	3,735	4,468
Intangible assets, net	73	121
Deferred tax assets	621	1,261
Other long-term assets	30,505	25,754
Total assets	$378,027	$461,834

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,921	$1,858
Accrued expenses	2,779	7,689
Operating lease liabilities, current	323	367
Notes payable, short-term	3,772	1,730
Other liabilities, current	2,754	918
Derivative liability	—	300
Total current liabilities	12,549	12,862
Earnout liability	2,486	1,783
Canadian Government Research and Development Program liability	14,399	7,348
Common stock warrants liability	4,566	1,341
Notes payable, long-term	1,730	3,459
Operating lease liabilities	3,858	4,207
Other liabilities, long-term	74	8,327
Total liabilities	39,662	39,327
STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2024 and 2023	—	—
Common stock, $0.0001 par value, 1,000,000,000 shares authorized; 148,574,227 and 145,706,531, issued and outstanding as of December 31, 2024 and 2023, respectively (including 3,000,000 and 4,500,000, respectively, of Sponsor Vesting Shares)	15	15
Additional paid-in capital	393,186	382,854
(Accumulated deficit) retained earnings	(38,127)	45,570
Accumulated other comprehensive loss	(16,709)	(5,932)
Total stockholders’ equity	338,365	422,507
Total liabilities and stockholders’ equity	$378,027	$461,834

ORIGIN MATERIALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except share and per share data)	2024	2023	2024	2023
Revenues:
Products	$9,222	$9,667	$31,279	$23,896
Services	—	3,396	3	4,909
Total revenues	9,222	13,063	31,282	28,805
Cost of revenues (exclusive of depreciation and amortization shown separately below)	9,210	9,477	30,864	23,591
Operating expenses:
Research and development	3,216	5,953	18,554	21,351
General and administrative	10,155	11,474	40,766	35,382
Depreciation and amortization	2,769	2,342	10,715	3,363
Impairment of assets	76	—	15,246	—
Total operating expenses	16,216	19,769	85,281	60,096
Loss from operations	(16,204)	(16,183)	(84,863)	(54,882)
Other income (expenses):
Investment income	1,336	1,995	6,783	6,303
Interest expenses	(58)	(131)	(371)	(131)
Gain (loss) in fair value of derivatives	53	(551)	290	69
(Loss) gain in fair value of common stock warrants liability	(312)	2,093	(3,225)	29,531
Gain (loss) in fair value of earnout liability	1,698	1,846	(703)	40,983
Other income (expenses), net	231	(817)	(939)	838
Total other income, net	2,948	4,435	1,835	77,593
(Loss) income before income tax (provision) benefit	(13,256)	(11,748)	(83,028)	22,711
Income tax (provision) benefit	(266)	1,310	(669)	1,087
Net (loss) income	(13,522)	(10,438)	(83,697)	23,798
Other comprehensive (loss) income:
Unrealized (loss) gain on marketable securities	(13)	1,848	2,197	6,355
Foreign currency translation adjustment	(9,267)	4,450	(12,974)	3,666
Total other comprehensive (loss) income	(9,280)	6,298	(10,777)	10,021
Total comprehensive (loss) income	$(22,802)	$(4,140)	$(94,474)	$33,819
Net (loss) income per share, basic	$(0.09)	$(0.07)	$(0.58)	$0.17
Net (loss) income per share, diluted	$(0.09)	$(0.07)	$(0.58)	$0.17
Weighted-average common shares outstanding, basic	144,056,554	140,739,995	143,192,630	139,718,385
Weighted-average common shares outstanding, diluted	144,056,554	140,739,995	143,192,630	142,658,423

ORIGIN MATERIALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2024	2023
Cash flows from operating activities
Net (loss) income	$(83,697)	$23,798
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	10,715	3,363
Provision for credit losses	1,230	—
Stock-based compensation	10,080	9,400
Loss on reserves	639	—
Impairment of assets	15,246	—
Realized loss (gain) on marketable securities	946	(1,018)
Amortization of premium and discount of marketable securities, net	(190)	3,750
Change in fair value of derivative	(290)	(69)
Change in fair value of common stock warrants liability	3,225	(29,531)
Change in fair value of earnout liability	703	(40,983)
Deferred tax provision (benefit)	640	(1,246)
Other non-cash expenses	518	615
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(3,359)	(15,230)
Inventory	46	(912)
Prepaid expenses and other current assets	2,397	(4,994)
Other long-term assets	(4,750)	(12,761)
Accounts payable	373	909
Accrued expenses	(3,590)	4,985
Operating lease liability	(350)	(534)
Other liabilities, current	(1,362)	65
Other liabilities, long-term	—	38
Net cash used in operating activities	(50,830)	(60,355)
Cash flows from investing activities
License prepayment within other long-term assets	—	(7,913)
Purchases of property, plant, and equipment	(8,953)	(102,188)
Purchases of marketable securities	(1,817,317)	(3,626,305)
Sales of marketable securities	1,751,508	3,605,216
Maturities of marketable securities	103,321	157,422
Net cash provided by investing activities	28,559	26,232
Cash flows from financing activities
Payment of notes payable	(4,793)	—
Proceeds from Canadian Government Research and Development Program	8,097	—
Proceeds from exercise of stock options	252	146
Net cash provided by financing activities	3,556	146
Effects of foreign exchange rate changes on the balance of cash and cash equivalents, and restricted cash	(480)	1,131
Net decrease in cash, cash equivalents and restricted cash	(19,195)	(32,846)
Cash, cash equivalents and restricted cash, beginning of the year	75,502	108,348
Cash and cash equivalents at end of the year	$56,307	$75,502

Origin Materials, Inc.
Reconciliation of GAAP and Non-GAAP Results

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Net (loss) income	$(13,522)	$(10,438)	$(83,697)	$23,798
Stock-based compensation	2,304	2,369	10,080	9,400
Depreciation and amortization	2,769	2,342	10,715	3,363
Impairment of assets	76	—	15,246	—
Investment income	(1,336)	(1,995)	(6,783)	(6,303)
Interest expenses	58	131	371	131
(Gain) loss in fair value of derivatives	(53)	551	(290)	(69)
Loss (gain) in fair value of common stock warrants liability	312	(2,093)	3,225	(29,531)
(Gain) loss in fair value of earnout liability	(1,698)	(1,846)	703	(40,983)
Other (income) expenses, net	(231)	817	939	(838)
Income tax provision (benefit)	266	(1,310)	669	(1,087)
Cash severance	—	484	455	484
Adjusted EBITDA	$(11,055)	$(10,988)	$(48,367)	$(41,635)